ESCROW AGREEMENT


         THIS ESCROW AGREEMENT ("Agreement") is made as of September 8, 1997, by and among CYLINK CORPORATION, a California corporation (the "Purchaser"), A.R. DATA SECURITY LTD., a limited liability company organized and existing under the laws of the State of Israel ("Seller"), ADV. ZE'EV MAY (the "Seller's Representative"), and HAMBRECHT & QUIST LLC, a Delaware limited liability company (the "Escrow Agent").

                                    RECITALS

         A. Contemporaneously with the execution of this Agreement, the Purchaser is acquiring from the Seller (i) all of the shares of Algorithmic Research Ltd., a limited liability company organized and existing under the laws of the State of Israel (the "Company"), that are owned by the Seller, and (ii) all of the outstanding shares of Algart Holdings Ltd., a limited liability company organized and existing under the laws of the State of Israel
("Holdings"), pursuant to that certain Stock Purchase Agreement dated as of September 7, 1997, among the Purchaser, the Company and the Seller (the "Purchase Agreement").

         B. As part of the purchase price for the shares being acquired by the Purchaser pursuant to the Purchase Agreement, the Purchaser is issuing a total of 2,593,169 shares of its common stock, of which 1,272,300 shares (the "Escrow Shares") are being deposited in escrow in accordance with this Agreement. The execution of this Agreement is required by Sections 1.4(b), 7.5 and 8.4 of the Purchase Agreement.

         C. Capitalized terms used herein and not otherwise defined herein have the meanings assigned to them in the Purchase Agreement.

                                    AGREEMENT

         The parties hereto agree as follows:

         1. ESTABLISHMENT OF ESCROW.

         The Purchaser has delivered to the Escrow Agent and the Escrow Agent acknowledges receipt of the Escrow Shares in the form of a single stock certificate issued in the name of the Escrow Agent. The Escrow Shares shall be held in escrow in accordance with the provisions of this Agreement. The Seller's Representative shall be entitled to direct the Escrow Agent through written instructions as to the exercise of all voting rights with respect to the Escrow Shares. The Purchaser shall furnish directly to the Seller's Representative all notices, reports and other documents that it furnishes to its shareholders, at the same time that it furnishes such notices, reports and documents to such shareholders. In addition, the Escrow Agent shall furnish


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to the Seller's Representative all notices, reports and other documents received by the Escrow Agent as record holder of the Escrow Shares promptly after the Escrow Agent receives such notices, reports and other documents.

         2.       SALE OF ESCROW SHARES.

         Subject to compliance with the applicable provisions of the Seller's Agreement, the Seller's Representative shall be entitled from time to time in his sole discretion (and without having to obtain the consent or approval of the Purchaser or any other Person) to direct the Escrow Agent to sell all or any number of the Escrow Shares. Upon the Escrow Agent's receipt of written instructions from the Seller's Representative to sell all or any number of the Escrow Shares, the Escrow Agent shall take all actions necessary or appropriate to cause such sale to occur at the earliest practicable date in accordance with such instructions. The net cash proceeds received by the Escrow Agent upon the sale of any Escrow Shares shall remain in escrow and shall be invested (in U.S. dollar-denominated investments) in such manner as may be specified in writing by the Seller's Representative from time to time. (The Escrow Shares, together with the net cash proceeds from any sale of any Escrow Shares effected pursuant to this Section 2 (but excluding any amounts required to be distributed to the Seller's Representative pursuant to Section 3 hereof), shall be referred to in this Agreement as the "Escrow Fund.")

         3.       AMOUNTS EARNED ON ESCROW FUND.

         All amounts earned on the Escrow Fund (including all interest received on any interest-bearing investments) shall be distributed to the Seller's Representative from time to time (without deductions or set-offs of any nature) promptly after such amounts are received by the Escrow Agent. All dividends or other distributions of cash, securities (other than shares of Purchaser Common Stock issued with respect to the Escrow Shares as a stock split or stock dividend) or other property in respect of any of the Escrow Shares shall be paid in full (without deductions or set-offs of any nature) directly to the Seller's Representative by the Purchaser promptly after the payment dates for any such dividends or other distributions (and, in the event any such dividends or distributions are paid or made to the Escrow Agent, the Escrow Agent shall promptly (and without having to obtain the consent or approval of the Purchaser) pay such dividends or other distributions (without deductions or set-offs of any nature) to the Seller's Representative). The parties agree that, to the extent required by applicable law, the Seller will include all amounts earned on the Escrow Fund in its gross income for Israeli and other applicable income tax purposes and pay any income tax resulting therefrom. Any risk of loss arising on the basis of any investment decision made by the Seller's Representative pursuant to Section 2 hereof (i.e., the risk of a decline in principal value of an investment made with the net proceeds from the sale of Escrow Shares in accordance with Section 2 hereof) shall be borne by the Seller, to the exclusion of the Purchaser and the Escrow Agent (it being understood, however, that the Seller shall not be responsible for restoring the amount of any such loss). The Escrow Agent shall, with reasonable promptness, give notice to the Purchaser after making any

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distribution pursuant to this Section 3.

         4.       CLAIMS AGAINST ESCROW FUND.

                  (a) At any time or time prior to the Expiration Date, the Purchaser may make indemnification claims against the Escrow Fund for amounts due to the Purchaser for indemnification under Article V of the Purchase Agreement. If the Purchaser wishes to make any such indemnification claim, it shall duly deliver to the Seller's Representative and the Escrow Agent a Claim Notice in accordance with Section 5.7 of the Purchase Agreement and this Section 4(a). Each such Claim Notice shall set forth:

                           (i) a representation from the Purchaser to the effect
that the Purchaser has delivered a copy of such Claim Notice to the Seller's Representative prior to or simultaneously with its delivery to the Escrow Agent;

                           (ii) the specific  representation and warranty in the
Purchase Agreement alleged to have been breached by the Seller;

                           (iii) a summary of the facts and circumstances giving
rise to the alleged  breach of such  representation  and warranty by the Seller;
and

                           (iv) a description  of, and a reasonable  estimate of
the total amount of, the Damages actually incurred or expected to be incurred by the Purchaser as a result of such alleged breach.

If a Claim Notice shall not have been delivered to the Seller's Representative and the Escrow Agent on or prior to the Expiration Date, then such Claim Notice shall not be deemed to have been delivered and shall be of no force or effect.

                  (b) Within sixty (60) days after the delivery of a Claim Notice to the Seller's Representative and the Escrow Agent in accordance with
Section 5.7 of the Purchase Agreement and Section 4(a) hereof, the Seller's Representative may, in its sole discretion, deliver to the Purchaser and the Escrow Agent a written notice (the "Response Notice") containing (i) a statement substantially to the effect that the indemnification claim described in such Claim Notice is not being disputed and a portion of the Escrow Fund equal in value to the entire dollar amount of Damages set forth in such Claim Notice may accordingly be distributed from escrow to the Purchaser in accordance with the terms of this Agreement, (ii) a statement substantially to the effect that a portion of the Escrow Fund equal in value to a portion of the dollar amount of Damages (but not the entire dollar amount of Damages) set forth in such Claim Notice is to be distributed from escrow to the Purchaser in accordance with the terms of this Agreement, and that the remaining portion of the dollar amount of Damages set forth in such Claim Notice is being disputed (specifying the dollar amount of the portion that is not being disputed), or (iii)a


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statement  substantially  to the effect that the entire dollar amount of Damages set forth in such Claim Notice is being disputed. (Any portion of the dollar amount of such Damages that is not being disputed by the Seller's Representative shall be referred to in this Agreement as the "Undisputed Amount," and the remaining portion of such Damages shall be referred to in this Agreement as the "Disputed Amount.") If no Response Notice is delivered within sixty (60) days after the delivery of a Claim Notice to the Seller's Representative and the Escrow Agent, then the Seller's Representative shall be deemed not to be disputing the Damages described in the Claim Notice, and in such event the term "Undisputed Amount" shall be deemed to refer to the entire dollar amount of the Damages set forth in the Claim Notice (and, accordingly, in such event the "Disputed Amount" of the indemnification claim described in such Claim Notice shall be zero).

                  (c) If the Seller's Representative is disputing or is deemed to be disputing all or any portion of the dollar amount of the Damages set forth in a Claim Notice, then no distribution of any portion of the Escrow Fund shall be made by the Escrow Agent to the Purchaser with respect to the Disputed Amount until either (i) a settlement agreement executed by the Purchaser and the Seller's Representative containing a settlement of the indemnification claim described in such Claim Notice (and specifying the respective amounts of cash (if any) and Escrow Shares (if any) to be distributed to the Purchaser from the escrow) shall have been delivered to the Escrow Agent, or (ii) a final arbitration award (made pursuant to the arbitration procedures set forth in
Section 4(d) hereof) containing a final binding resolution of the indemnification claim described in such Claim Notice (and specifying the amount of the Damages (if any) with respect to which the Purchaser is entitled to indemnification) (an "Arbitration Award") shall have been delivered to the Escrow Agent.

                  (d) If (i) the Seller's Representative is disputing or deemed to be disputing all or any portion of the dollar amount of the Damages set forth in a Claim Notice, and (ii) within ninety (90) days after the delivery of such Claim Notice by the Purchaser to the Seller's Representative and the Escrow Agent in accordance with Section 5.7 of the Purchase Agreement and Section 4(a) hereof, the Escrow Agent has not received a settlement agreement satisfying the requirements of clause "(i)" of Section 4(c) hereof, then the indemnification claim or claims described in such Claim Notice shall be referred to an arbitrator chosen jointly by the Seller's Representative and the Purchaser. If the Seller's Representative and the Purchaser do not agree on the selection of an arbitrator within ten (10) days after the expiration of the ninety (90) day period referred to in this Section 4(d), the Purchaser or the Seller's Representative may submit the matter in dispute for resolution pursuant to a binding arbitration proceeding under the Rules of Conciliation and Arbitration of the International Chamber of Commerce. The venue for such arbitration proceeding shall be in London, England. The arbitrator's fees and other related expenses of any arbitration under this Agreement (such as expenses for transcripts of the arbitration proceedings) shall be borne by the Seller and the Purchaser in such proportions as shall be determined by the arbitrator, or if there is no such determination, then such fees and other expenses shall be borne equally by the Seller and the Purchaser; provided, however, that


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subject  to  Section  4(e)  hereof,  any such fees and other  expenses  that are required to be borne by the Seller (the "Seller's Arbitration Expenses") shall be paid (without deductions or set-offs of any nature) out of the Escrow Fund (assuming there are sufficient Escrow Shares and/or cash remaining in the Escrow Fund after satisfaction of any Arbitration Award) upon receipt by the Escrow Agent of written instructions executed by the Seller's Representative directing
the  Escrow  Agent  to  pay  such  Seller's  Arbitration   Expenses.   "Seller's
Arbitration Expenses" shall not be deemed to include any costs or expenses that constitute "Defense Costs" for purposes of Section 8(c) hereof. The arbitrator shall have the authority to make an award specifying the dollar amount (if any) representing the portion of the Disputed Amount that is to be distributed by the Escrow Agent to the Purchaser from the Escrow Fund, but shall have no right to grant special, punitive or exemplary damages or indirect or consequential damages or to grant any form of equitable relief. The determination of the arbitrator as to the dollar amount (if any) representing the portion of the Disputed Amount that is payable out of the Escrow Fund shall be conclusive and binding upon the parties hereto and judgment may be entered thereon in any court having jurisdiction thereof. The determination of the combination of cash and Escrow Shares to be distributed to the Purchaser to satisfy any Arbitration Award shall be made by the Seller's Representative (in accordance with Section 5(b) hereof), and not by the arbitrator.

                  (e) If (i) the Escrow Agent has made distributions from the Escrow Fund to the Seller's Representative in respect of Seller's Arbitration Expenses or Seller's Representative Expenses (as defined below) in accordance with Sections 4(d) and 8(b) hereof, and (ii) the actual indemnifiable Damages required to be paid under this Agreement to the Purchaser from the Escrow Fund shall exceed the amount available in the Escrow Fund, then the Seller shall pay directly to the Purchaser in cash (following the complete exhaustion of the Escrow Fund) an amount equal to the lesser of: (A) the amount by which the actual indemnifiable Damages required to be paid under this Agreement to the Purchaser from the Escrow Fund actually exceeds the amount available in the Escrow Fund; or (B) the sum of the amount of any Seller's Arbitration Expenses and Seller's Representative Expenses previously paid by the Escrow Agent to the Seller's Representative from the Escrow Fund in accordance with Sections 4(d) and 8(b) hereof. The amount of any payment required to be made to the Purchaser pursuant to the preceding sentence shall be reduced by the aggregate amount of any payment(s) previously made pursuant to this Section 4(e).

         5.       DISTRIBUTION OF ESCROW FUND.

                  (a) As soon as practicable following the delivery by the Seller's Representative to the Purchaser and the Escrow Agent of a Response Notice pursuant to clause "(i)" or clause "(ii)" of the first sentence of
Section 4(b) hereof containing a statement that a portion of the Escrow Fund is to be distributed from escrow to the Purchaser, the Escrow Agent shall distribute to the Purchaser, from the Escrow Fund, Escrow Shares and/or cash having an aggregate combined value equal to the Undisputed Amount set forth in such Response Notice. As soon as practicable following the delivery to the Escrow Agent of a settlement agreement


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executed  by  the  Purchaser  and  the  Seller's  Representative   containing  a
settlement of a Disputed Amount, or the delivery to the Escrow Agent of an Arbitration Award containing a resolution of a Disputed Amount, the Escrow Agent shall distribute to the Purchaser, from the Escrow Fund, Escrow Shares and/or cash having an aggregate combined value equal to the dollar amount identified in such settlement agreement or in such Arbitration Award as being payable to the Purchaser out of the Escrow Fund. The number of Escrow Shares and/or the amount of cash to be distributed from the Escrow Fund shall be determined in the manner described in Sections 5(b) and 5(c) hereof.

                  (b) With respect to every distribution out of the Escrow Fund (including every distribution pursuant to Sections 5(a) and 6 hereof and every distribution in respect of Seller's Arbitration Expenses, Seller's Representative Expenses and Defense Costs), the Seller's Representative shall have the exclusive right to determine whether such distribution shall be in the form of Escrow Shares or cash, or any combination thereof; and, as soon as reasonably practicable after the Seller's Representative shall have determined the form of such distribution, the Seller's Representative shall notify the Escrow Agent of such determination.

                  (c) To the extent that any Escrow Shares are required to be distributed to the Purchaser pursuant to the terms of this Agreement, the Escrow Agent shall effect the distribution of such Escrow Shares to the Purchaser by surrendering the certificate representing such Escrow Shares to the Purchaser's transfer agent for cancellation upon receipt by the Escrow Agent from the Purchaser's transfer agent of a copy of a letter from the Purchaser to the
Purchaser's transfer agent instructing such transfer agent to issue a new certificate to the Escrow Agent for the number of Escrow Shares remaining after giving effect to the distribution of those Escrow Shares required to be distributed to the Purchaser. To the extent that any Escrow Shares are required to be distributed to the Seller's Representative (or to any Person designated by the Seller's Representative) pursuant to the terms of this Agreement, the Escrow Agent shall effect the distribution of such Escrow Shares by surrendering the certificate representing the Escrow Shares to the Purchaser's transfer agent and instructing such transfer agent to issue and deliver to the Seller's Representative (or to such other Person or Persons as the Seller's Representative may designate in writing) a new certificate or new certificates representing the number of Escrow Shares that are required to be distributed to the Seller's Representative (or to any Person designated by the Seller's Representative) and to reissue in the name of the Escrow Agent, and to deliver to the Escrow Agent, a certificate representing any Escrow Shares required to be retained in escrow after giving effect to such distribution. The value per share of the Escrow Shares for purposes of this Agreement shall be the average of the closing prices of Purchaser Common Stock as reported on the Nasdaq National Market for the ninety (90) trading days immediately following the Closing Date (adjusted, as appropriate, to reflect any stock split, reverse stock split, stock dividend or similar transaction). The Escrow Agent may rely conclusively on the per share value calculated as set forth herein for the purpose of determining the number of Escrow Shares required to be distributed from the escrow hereunder. All distributions made out of the Escrow Shares shall be rounded to the nearest whole share. Except


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as  provided  in  Section  2 hereof,  no party  hereto  shall  have any right to substitute other property for the Escrow Fund or to change the per share value stated herein.

                  (d) To the extent that any cash is required to be distributed to the Purchaser or the Seller's Representative (or to any Person designated by the Seller's Representative) pursuant to the terms of this Agreement, the Escrow Agent shall effect such distribution by delivering such cash directly to the Purchaser or to the Seller's Representative (or to such other Person or Persons as the Seller's Representative may designate in writing), as the case may be.

         6.       TERMINATION.

         This Agreement shall terminate on the Expiration Date; provided, however, that (i) if, on the Expiration Date, there are any outstanding unresolved indemnification claims as to which the Escrow Agent has received Claim Notices pursuant to Section 5.7 of the Purchase Agreement and Section 4 hereof on or prior to the Expiration Date ("Unresolved Claims"), then this Agreement shall continue in effect until the resolution of all such Unresolved Claims; and (ii) any obligation of the Seller (or the Parent Shareholders after the liquidation of the Seller as provided in Section 14 hereof) pursuant to
Section 4(e) hereof shall survive such termination. On the Expiration Date (or as soon thereafter as is practicable), the Escrow Agent shall distribute to the Seller's Representative (in accordance with Section 5(b) hereof) all of the cash and Escrow Shares comprising the Escrow Fund; provided, however, that a portion of the Escrow Fund equal in value to the total dollar amount of the Disputed Amounts of all Unresolved Claims shall remain in escrow. At such time, and from time to time, after the Expiration Date as the Escrow Agent shall receive a settlement agreement executed by the Purchaser and the Seller's Representative containing a settlement of an Unresolved Claim or an Arbitration Award containing a resolution of an Unresolved Claim, the Escrow Agent shall distribute to the Purchaser (in accordance with Section 5(b) hereof) a portion of the Escrow Fund equal in value to the dollar amount identified in the settlement agreement or Arbitration Award as being payable to the Purchaser out of the Escrow Fund in respect of such Unresolved Claim. All of the cash and Escrow Shares remaining in the Escrow Fund after resolution of all Unresolved Claims shall be promptly distributed to the Seller's Representative (without the need for any consent or approval on the part of the Purchaser).

         7.       THE ESCROW AGENT.

                  (a) All fees and expenses of the Escrow Agent in connection with its performance of this Agreement shall be borne and paid exclusively by the Purchaser (within thirty (30) days after receipt of appropriate invoices from the Escrow Agent). Under no circumstances shall any fees, expenses or other amounts that may be payable to the Escrow Agent be paid by the Seller or the Seller's Representative or from the Escrow Fund. The Escrow Agent shall not be liable for any act or omission to act under this Agreement, except for its own gross negligence or willful misconduct. The Escrow Agent shall not be liable for, and the


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Purchaser  agrees to indemnify  the Escrow Agent for and save it harmless  from, any claims, demands, losses or damages (including reasonable attorneys' fees and expenses) arising out of any action taken or omitted in good faith hereunder or upon the advice of counsel. The Escrow Agent may decline to act and shall not be liable for any failure to act if in doubt as to its duties under this Agreement. The Escrow Agent may act upon any instrument or signature believed by it to be genuine and may assume that the information contained therein is true and accurate and that any Person purporting to give any notice or instruction hereunder, reasonably believed by it to be authorized, has been duly authorized to do so. The Escrow Agent's duties shall be determined only with reference to this Agreement and applicable laws, and the Escrow Agent is not charged with knowledge of or any duties or responsibilities in connection with any other document or agreement. The Escrow Agent is hereby authorized to disregard any and all warnings by any of the parties hereto or by any other Person, excepting only orders or process of courts of law, or Arbitration Awards made pursuant to
Section 4(d) hereof, and is hereby expressly authorized to comply with and obey orders, judgments or decrees of any court or Arbitration Awards. In case the Escrow Agent obeys or complies with any such order, judgment or decree of any court or any Arbitration Award, the Escrow Agent will not be liable to any of the parties hereto or to any other Person by reason of such compliance, notwithstanding the fact that any such order, judgment, decree or Arbitration Award may be subsequently reversed, modified, annulled, set aside or vacated or found to have been entered without jurisdiction. The Escrow Agent shall not be liable for fluctuations in the value of the Escrow Shares which might affect the value of distributions from the Escrow Fund. The Escrow Agent shall not be liable in the event that previous distributions from the Escrow Fund for Seller's Arbitration Expenses, Seller's Representative Expenses or Defense Costs result in insufficient funds in the Escrow Fund to fully pay any required distribution to the Purchaser or the Seller's Representative.

                  (b) The Escrow Agent shall have the right at any time to resign hereunder by giving written notice of its resignation to the parties hereto, at the addresses set forth herein or at such other address as the parties shall provide, at least thirty (30) days prior to the date specified for such resignation to take effect. In such event the Purchaser and the Seller's Representative shall jointly appoint a successor escrow agent within said thirty
(30) days; if the Purchaser and the Seller's Representative do not appoint a successor escrow agent within such period, the Escrow Agent may appoint, or petition a court of competent jurisdiction for the appointment of, a successor escrow agent. Upon the effective date of such resignation, the Escrow Fund shall be delivered by the Escrow Agent to such successor escrow agent or as otherwise shall be designated in a writing jointly signed by the Purchaser and the Seller's Representative.

                  (c) In the event that the Escrow Agent should at any time be confronted with inconsistent or conflicting claims or demands by the parties hereto, the Escrow Agent shall have the right to interplead said parties in and deposit the Escrow Fund with any court of competent jurisdiction and request that such court determine the respective rights of such parties with respect to this Agreement and the Escrow Fund and, upon doing so, the Escrow Agent shall be


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released  from any  obligations  or liability to any other party  hereunder as a consequence of any such claims or demands. The Purchaser shall indemnify the Escrow Agent for and hold it harmless from any liability to any Person as a result of such deposit and interpleader action, including any legal fees and expenses incurred by the Escrow Agent in connection therewith.

                  (d) The Escrow Agent may execute any of its powers or responsibilities hereunder, and exercise any rights hereunder, either directly or by or through its agents or attorneys. The Escrow Agent shall not be responsible for and shall not be under a duty to examine, inquire into or pass upon the validity, binding effect, execution or sufficiency of this Agreement or of any amendment or supplement hereto.

                  (e) The Seller hereby agrees that it is aware of and consents to the fact that the Escrow Agent has in the past, is now, and may in the future represent the Purchaser in other transactions as an underwriter, financial advisor, placement agent, etc., in connection with the investment banking activities of the Escrow Agent. The Purchaser hereby agrees that it is aware of and consents to the fact that, along with representing it in other transactions, the Escrow Agent has represented the Company in connection with the sale of shares of the Company under the Purchase Agreement. Both the Purchaser and the Seller acknowledge these conflicts of interests and potential future conflicts of interests and, despite this, affirm their request that the Escrow Agent accept its obligations pursuant to this Agreement.

         8.       SELLER'S REPRESENTATIVE.

                  (a) The Seller's Representative may be changed from time to time upon not less than 5 days' prior written notice from the Seller or, if the Seller has been liquidated, from any three Parent Shareholders, to the Purchaser and the Escrow Agent.

                  (b) The Escrow Agent shall,  upon receipt from time to time of written instructions executed by the Seller's Representative (accompanied by copies of appropriate invoices), distribute (in accordance with Section 5(b) hereof and without deductions or set-offs of any nature) to the Seller's Representative (or to such other Persons specified in such written instructions), out of the Escrow Fund, Escrow Shares and/or cash equal in value to all out-of-pocket costs and expenses (including reasonable attorneys' fees and disbursements and reasonable travel costs of witnesses and other Persons) incurred by the Seller's Representative, the Seller and/or the Parent Shareholders in connection with this Agreement, including all costs and expenses incurred by the Seller's Representative and/or the Parent Shareholders in connection with the performance of the Seller's Representative's duties hereunder and/or in connection with any dispute between the Purchaser and the Seller's Representative with respect to any indemnification claim made under
Article V of the Purchase Agreement (all such out-of-pocket costs and expenses being referred to in this Agreement as "Seller's Representative Expenses"). "Seller's Representative Expenses" shall not be deemed to include any costs or expenses that constitute "Defense Costs" under Section 8(c) hereof. No consent or approval of the Purchaser shall be required with respect to any distribution to be made by the Escrow Agent pursuant to this Section 8(b).

                  (c) If the Seller (or any of the Parent Shareholders) or the Seller's Representative elects to defend any third party claim, action, suit or proceeding for which indemnification may be sought under Article V of the Purchase Agreement, the Escrow Agent shall, upon receipt from time to time of written instructions executed by the Seller's Representative (accompanied by copies of appropriate invoices), distribute (in accordance with Section 5(b) hereof and without deductions or set-offs of any nature) to the Seller's Representative (or to such other Persons specified in such written instructions), out of the Escrow Fund, Escrow Shares and/or cash equal in value to all out-of-pocket costs and expenses (including costs of investigation and attorneys' fees and reasonable travel costs of witnesses and other Persons) incurred in connection with the defense of any such claim, action, suit or proceeding (such costs and expenses shall be referred to in this Agreement as "Defense Costs" and shall specifically exclude any costs and expenses incurred by the Seller's Representative in connection with the arbitration of any dispute between the Purchaser and the Seller's Representative with respect to the Disputed Amount of any indemnification claim made against the Escrow Agent under
Article V of the Purchase Agreement). No consent or approval of the Purchaser shall be required with respect to any distribution to be made by the Escrow Agent pursuant to this Section 8(c).

         9.       GOVERNING LAW.

         This Agreement and the legal relations between the parties arising hereunder shall be governed by and interpreted in accordance with the laws of the State of California without regard to its conflict of law provisions, and shall inure to the benefit of and be binding upon the successors and assigns of the parties hereto. Any dispute arising out of or relating to this Agreement shall be resolved through binding arbitration in accordance with the provisions of Section 4(d) hereof.

         10.      COUNTERPARTS.

         This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same document.

         11.      NOTICES.

         Any notice required or permitted hereunder shall be in writing and shall be deemed given (a) when delivered in person, (b) three business days after delivery to an "overnight" courier, or (c) 24 hours after delivery by facsimile transmission (to the extent receipt of such facsimile is evidenced by a transmission report or other reasonable evidence of the successful and accurate transmission of such notice), in each case addressed as follows:

   If To The Purchaser:                   Cylink Corporation
                                          910 Hermosa Court
                                          Sunnyvale, CA 94086
                                          Attn: Robert F. Fougner
                                          Fax: (408) 774-4952

   With copies to:                        Morrison & Foerster LLP
                                          755 Page Mill Road
                                          Palo Alto, CA 94304
                                          Attn: Michael C. Phillips
                                          Fax: (650) 494-0792


                                          I. Fischer & Co.
                                          3 Daniel Frisch Street
                                          Tel Aviv, Israel
                                          Attn: Ezra Katzen
                                          Fax: 972-3-525-0141

   If To The Seller's Representative:     Adv. Ze'ev May
                                          14, Spinoza St.
                                          Tel Aviv, Israel
                                          Fax: 972-3-5244458

   With copies to:                        Cooley Godward LLP
                                          Five Palo Alto Square
                                          3000 El Camino Real
                                          Palo Alto, CA 94304-1018
                                          Attn:    Richard E. Climan
                                                   Keith A. Flaum
                                          Fax:     (650) 857-0663

                                          Shinar, Shachor, Weissberger
                                          5 Beit Hillel Street, 3rd Floor
                                          Tel Aviv 67017, Israel
                                          Attn: Doron Shinar
                                          Fax: 972-3-562-1905

   If To The Escrow Agent:                Hambrecht & Quist LLC
                                          One Bush Street
                                          San Francisco, CA 94104
                                          Attn: Steven N. Machtinger
                                          Fax: (415) 439-3638

Addresses may be changed by written notice given pursuant to this Section. Any notice given hereunder may be given on behalf of any party by his or its counsel or other authorized representative.

         12.      ENTIRE AGREEMENT.

         This Agreement, together with the Purchase Agreement, constitutes the full and entire understanding and agreement among the parties regarding the matters set forth herein and therein and supersedes all prior agreements and understandings, both written and oral, among or between any of the parties with respect to the subject matter hereof and thereof.

         13.      AMENDMENTS AND WAIVERS.

         This Agreement may not be amended, modified or supplemented, except in a written amendment signed by all parties hereto. No failure on the part of any party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. No party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

         14.      LIQUIDATION OF THE SELLER.

         The Purchaser acknowledges and agrees that nothing contained in this Agreement shall be construed or shall operate to prevent the Seller from dissolving, winding up, liquidating or terminating its existence at any time after the date hereof. Notwithstanding anything to the contrary contained in this Agreement, in the event of the dissolution of the Seller, the Parent Shareholders (and their successors and assigns) shall succeed to, and shall be entitled to exercise and enforce, all of the rights of the Seller under this Agreement. The Parent Shareholders will, as a condition to such dissolution and liquidation, be bound by Section 4(e) of this Agreement as, and only to the extent, provided in Section 10 of that certain Parent Shareholders Indemnity Agreement of even date herewith among the Purchaser, the Parent Shareholders and the Seller.

         15.      MISCELLANEOUS.

         For purposes of this Agreement, "Person" shall mean any individual, corporation, partnership, limited liability company, firm, joint venture, association, joint-stock company, trust, unincorporated organization, governmental or regulatory body or other entity.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first stated above.

                                       CYLINK CORPORATION

                                       By:  /s/ John V. Kalb, Jr.
                                            ------------------------------------
                                                John V. Kalb, Jr.
                                                Vice President, Strategy and
                                                Business Development

                                       SELLER'S REPRESENTATIVE

                                        /s/ Ze'ev May
                                       -----------------------------------------
                                       Adv. Ze'ev May

                                       HAMBRECHT & QUIST LLC
                                       as Escrow Agent

                                       By: /s/ Paul Cleveland
                                           -------------------------------------
                                               Paul Cleveland, Managing Director

A.R. DATA SECURITY LTD.

By  /s/ Yossi Tulpan
   ---------------------------------
        Yossi Tulpan, Director

By: /s/ Yossi Cohen
   ---------------------------------
        Yossi Cohen, Director

By: /s/ Amos Fiat
   ---------------------------------
        Amos Fiat, Director

By: /s/ Oded Koritshoner
   ---------------------------------
        Oded Koritshoner, Director

By: /s/ Zohar Tal
   ---------------------------------
        Zohar Tal, Director